INVESTMENT LETTER

CAPITAL EQUITY FINANCE, INC.
5775 Blue Lagoon Drive
Suite 100
Miami, Florida 33126

January 5, 2008

Ladies and Gentlemen:

You have informed the undersigned (the “Purchaser”) that CAPITAL EQUITY FINANCE, INC, a Florida corporation that has no assets and no business other than to seek a merger with a private operating business (the “Company” or “you”), wishes to raise a maximum of Thirty Thousand Dollars USD ($30,000 USD) to pay for administrative, accounting, and legal expenses from various accredited investors by selling the Company’s Common Stock, $0.001 par value (the “Shares”), at a price of Two and One-Half Cents USD ($0.025 USD) per Share.

I, the Purchaser, understand that you will rely on the following information to confirm that I am an “Accredited Investor”, as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that I am qualified to be a Purchaser.

I, the Purchaser, also understand that this Agreement is entered into solely upon the premise that the purchase and sale of the Shares and any resale thereof will be made in compliance with the exemption from registration afforded by the provisions of Regulation S (“Regulation S”) as promulgated under the Securities Act of 1933, as amended (“Securities Act”), unless the resale thereof is made pursuant to registration under the Securities Act or pursuant to an applicable exemption therefrom.

In connection with and as consideration for the receipt of ____________ Shares for a total price of $______________ USD by the undersigned Purchaser, the Purchaser hereby represents, warrants, covenants and agrees as set forth below.

1.           Purchase Entirely for Own Account. The Shares are being acquired for investment purposes only, for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Shares or any portion thereof. Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to all or any portion of the Shares.

2.           Non-Affiliate Status; Common Stock Ownership. Purchaser represents and warrants that it is neither an affiliate nor an associate (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) of the Company or of any other Purchaser and is not acting in association or concert with any other Purchaser in regard to its purchase of the Shares or otherwise in regard to the Company. Such Purchaser's investment in the Shares is not for the purpose of acquiring, directly or indirectly, control of, and it has no intent to acquire or exercise control of, the Company or to influence the decisions or policies of the Company's Board of Directors.
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3.           Hedging.  Purchaser represents and warrants that for offers and sales of the Shares, that it will not engage in hedging transactions with regard to such securities prior to the expiration of one (1) year from the end of the distribution period unless in compliance with the Securities Act.

4.           Offshore Transaction. Purchaser represents and warrants that:

a.           It is not a citizen or resident of the United States of America, or it is a U.S. person who purchased securities in a transaction that did not require registration under the Securities Act;

b.           It is not acquiring the securities for the account or benefit of any U.S. person; and

c.           At the time the purchase order for the Shares is originated by the Purchaser, the Purchaser was outside of the United States of America, the purchase by the Purchaser having occurred in the Country of _______________ and in the City of __________ on or about ____________________, 2008.

5.           No Securities Act Registration. The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption or specific exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein.

6.           Restricted Securities. The Purchaser acknowledges that, because the Shares have been issued to a founder of, or early investor in, a shell company or blank check company, the Shares must be held by the Purchaser indefinitely unless subsequently registered under the Securities Act, or unless the federal securities laws are amended to reduce applicable holding periods and/or to eliminate founder securities resale restrictions.  Therefore, the provision of Rule 144 promulgated under the Securities Act that permits the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions is not available for the resale of the Shares under current law.

7.           No Market for Shares.  The Purchaser is fully aware that there is no public market where the Shares may be resold, that the Shares are illiquid, and that the Purchaser must hold the Shares indefinitely.

8.           No Representations by the Company.  The Purchaser represents to the Company that the Company has not made any representations or promises, material or otherwise, concerning the Company, its business model, the target of any proposed acquisition, the Company’s prospects for a merger, its financial condition, or the backgrounds of any individual involved in the Company or in selling the Shares, as an inducement to purchase the Shares.

9.           Information.  The Purchaser is aware that all information about the Company is either set forth in this Investment Letter or in the Company’s Form 10-SB, as amended, filed by the Company with the U.S. Securities & Exchange Commission (“SEC”) at www.sec.gov (by following the link to “Filing and Forms (EDGAR),” then “Search for Company Filings”, then “Companies & Other Filers” and then entering the words “Capital Equity Finance”), and in other disclosure documents filed by the Company with the SEC from time to time.
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10.           Accredited and Sophisticated Investor. The Purchaser represents and warrants that: (a) either alone or with the Purchaser's professional advisor or advisors, he or she has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Shares, (c) is able to bear the economic risk of the investment in the Shares, including a complete loss of the investment, and (c) (a) is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities and Exchange Commission; and, because Purchaser:

(CHECK ALL BOXES BELOW THAT APPLY TO YOUR CIRCUMSTANCES)

INDIVIDUALS

____                      (a)           is an individual with a net worth, or a joint net worth together with his or her spouse, in excess of $1,000,000 USD.  (In calculating net worth, you may include equity in personal property and real estate, including your principal residence, cash, short-term investments, stock and securities.  Equity in personal property and real estate should be based on the fair market value of such property minus debt secured by such property.)

____                      (b)           is an individual that had an individual income in excess of $200,000 USD in each of the prior two years and reasonably expects an income in excess of $200,000 USD in the current year; or

____                      (c)           is an individual that had with his/her spouse joint income in excess of $300,000 USD in each of the prior two years and reasonably expects joint income in excess of $300,000 USD in the current year.

____                      (d)           is a director or executive officer of Capital Equity Finance, Inc. or its subsidiaries.

ENTITIES

____                      (e)           is an entity all of whose equity owners meet one of the tests set forth in (a) through (d) above.

____                      (f)           is an entity, and one or more of the following statements is applicable (check the applicable boxes):
____                      (i)           The Purchaser (or, in the case of a trust, the Purchaser trustee) is a bank or savings and loan association as defined in Sections 3(a)(2) and 3(a)(5)(A), respectively, of the Securities Act acting either in its individual or fiduciary capacity.

____                      (ii)           The Purchaser is an insurance company as defined in Section 2(13) of the Securities Act.

____                      (iii)           The Purchaser is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act.

____                      (iv)           The Purchaser is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

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____                      (v)           The Purchaser is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 and either (check one or more, as applicable):

____	(a)
the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser; or

____	(b)	the employee benefit plan has total assets in excess of $5,000,000 USD; or

____	(c)	the plan is a self-directed plan with investment decisions made solely by persons who are “Accredited Investors” as defined under the 1933 Act.

____                      (vi)           The Purchaser is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

____                      (vii)           The Purchaser has total assets in excess of $5,000,000 USD, was not formed for the specific purpose of purchasing the Shares and is one or more of the following (check one or more, as appropriate):

____	(a)	an organization described in Section 501(c)(3) of the Internal Revenue Code; or

____	(b)	a corporation; or

____	(c)	a Massachusetts or similar business trust; or

____	(d)	a partnership; or

____	(e)	a plan established by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees.

____                      (viii)                      The Purchaser is a trust with total assets exceeding $5,000,000 USD, which was not formed for the specific purpose of purchasing the Shares and whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

11.           Opportunity to Ask Questions. No offering memorandum or prospectus is being distributed in connection with this offer. Therefore, the Purchaser has had an opportunity to ask questions of, and receive answers from, the Company or its representatives concerning the terms of the Purchaser's investment in the Shares; all such questions have been answered to the full satisfaction of the Purchaser, and the Purchaser has had the opportunity to request and obtain any additional information the Purchaser deemed necessary to verify or supplement the information contained therein.
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12.           Investment Risks. The Purchaser recognizes that an investment in the Shares and the investment in any shell corporation involves substantial risks, and the Purchaser is fully aware of and understands all of the risk factors related to the acquisition of the Shares. The Purchaser has determined that the acquisition of the Shares is consistent with the Purchaser's investment objectives. The Purchaser is able to bear the economic risks of an investment in the Shares, and at the present time could afford a complete loss of such investment.

13.           Limitation on Manner of Offering. The Shares were not offered to the Purchaser by any means of general solicitation or general advertising.

14.           Tax and Other Matters. The Purchaser is not relying on the Company with respect to tax and other economic considerations involved in the acquisition of the Shares. The Purchaser has carefully considered and has, to the extent the Purchaser believes such discussion necessary, discussed with the Purchaser's professional, legal, tax, accounting and financial advisors the suitability of an investment in the Shares for the Purchaser's particular tax and financial situation and the Purchaser has determined that the Shares are a suitable investment for him.

15.           Restrictive Legends. The Purchaser understands that the Shares shall bear one or more of the following restrictive legends:

(a) "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and transfer is prohibited except in accordance with the provisions of Regulation S (Rule 901 through Rule 905, and Preliminary Notes), pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or pursuant to an available exemption from registration under said Securities Act and applicable state securities laws, and hedging transactions involving those securities may not be conducted unless in compliance with the Securities Act and applicable state securities laws."

(b) Any legend required by applicable state law.

16.           Successors. The representations and warranties contained herein shall be binding upon the heirs, executors, administrators, personal representatives and other successors of the Purchaser and shall inure to the benefit of and be enforceable by the Company.

17.           Address. The address, telephone number and facsimile number set forth at the end of this Investment Letter are the Purchaser's true and correct address.

18.           Counsel. The Purchaser has had the opportunity to discuss this Investment Letter with counsel of its selection, and the Purchaser has availed itself of the opportunity to do so to the extent he or she desires. The Purchaser is not relying upon the advice of the Company or counsel to the Company to advise the Purchaser in connection with the risks and merits of consummating the transactions contemplated by this Investment Letter.

19.           Governing Law. The terms of this Investment Letter shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed entirely within Florida.

20.           Entire Agreement.  This Investment Letter sets forth the entire understanding of the parties hereto with respect to their commitments to each other and their undertakings vis-à-vis each other on the subject matter hereof.  Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Investment Letter.
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SHAREHOLDER

_______________________________              _______________________________
(Signature)                                                                           (Signature of Spouse)

_______________________________             _______________________________
(Print Name)                                                                           (Print Name)

_______________________________          ________________________________
(Dated)                                                                                   (Dated)

Mailing Address:                  _______________________

_______________________

_______________________

_______________________

Telephone:                            _______________________

U.S. Tax ID Number:             _______________________

Number of Shares:____________________

Purchase Price: $_____________________USD

We Accept the above Investment.

CAPITAL EQUITY FINANCE, INC.

By:_________________________________
Luz M. Weigel
President

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